Exhibit 10.13

2007 Cricket Non-Sales Bonus Plan
SECTION 1 — ESTABLISHMENT AND OBJECTIVE
1.1 Establishment of Plan
Cricket Communications, Inc. (the “Company”) hereby establishes the 2007 Cricket Non-Sales Bonus Plan (the “Plan”) for eligible employees of the Company as provided in Section 3 below.
1.2 Objective of the Plan
The objective of the Plan is to attract, motivate and retain employees who can, through their collective and individual efforts, help the Company achieve its 2007 business goals. The Plan is intended to share the success of the Company with eligible employees to the extent that the Company’s performance and an employee’s individual performance warrant, and to provide compensation for eligible employees which is competitive in a manner consistent with the Company’s philosophy of paying for performance.
SECTION 2 — DEFINITIONS
Active Employee is any employee who is performing the regular duties of his/her assigned work on a full-time or part-time basis.
Non-Sales Employee is defined as any employee of the Company who does not work in a Cricket retail location or who is not assigned to support Cricket’s indirect dealers or distributors, including but not limited to employees with the titles listed in the attachments to the plan.
Annual Base Salary Rate In the case of a salaried employee, his/her annual salary, or in the case of a full time non-exempt employee, his/her hourly rate of pay, multiplied by 2080 hours, and in each case, prorated to reflect any salary/hourly rate changes received during the plan year.
Bonus Target Percentage is the established percentage for each eligible participant based on the participant’s title and grade in the compensation structure, and is described as a percentage of an employee’s Annual Base Salary Rate.
Target Bonus is the employee’s Annual Base Salary Rate multiplied by the Bonus Target Percentage for the employee’s position.
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
Performance Metric Results are the results of the Company, Region, Area, or Market on financial or business performance metrics specified in the Plan for a particular plan year. The Performance Metric Results are measured against the year-to-date budget for the current Plan year/quarter. Metric goals are set by the Chief Executive Officer.
Individual Escalator Eligible Employee, for purposes of this Plan only, is defined as any exempt employee that has a pay grade of 4 or higher.
SECTION 3 — ELIGIBILITY
3.1 Eligibility
All regular Non-Sales Employees classified as working twenty (20) hours per week or more shall be eligible participants in the Plan. Bonuses paid under the Plan to employees classified as working less than thirty-five (35) hours but at least twenty (20) hours per week will be pro-rated to 50% of the bonus otherwise payable under the Plan. An employee who joins the Company or otherwise becomes eligible to participate in the Plan during the year will have any bonus awarded under this Plan pro-rated from the date on which he/she first becomes a participant in the Plan.
Except as provided in Section 4.2, to receive a payment under the Plan, an employee must be an Active Employee of the Company or one of its wholly owned subsidiaries on the day the bonus payment is made.
An employee on a Performance Improvement Plan and/or a Leave of Absence will be ineligible to participate in the Plan for the period of time he/she is on the Performance Improvement Plan and/or Leave of Absence. Payments will be reduced/pro-rated for periods on a Performance Improvement Plan and/or Leave of Absence.
Employees who change positions during the Plan year will receive payments pro-rated for the time and applicable Target Bonus for each position.
No participant in the Cricket Sales Bonus Plan or any other Company bonus plan may participate in this Plan, except to the extent that the participant participates in two plans as a result of a change in position during a Plan year.
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
SECTION 4 — PAYMENT OF BONUSES
4.1 Calculation of Bonuses
The total target bonus for each employee is broken down into two separate and distinct components. 75% of the target bonus will be based on Performance metric results while the remaining 25% of the target bonus will be based on the participant’s Individual performance. These two components are measured and paid independently of each other throughout the year.
Performance Metric Results:
75% of each participant’s target bonus will be based on the performance metric results of a combination of the Company and the region, area or market which the participant most closely supports based on their cost location code in the Human Resource Management System and the participant’s title. The percentages for each employee group are described on Attachment I to the Plan.
This component of the bonus is measured on a year to date basis as follows: First, at the end of each quarter, the total number of eligible days for each participant is measured against the total number of elapsed days in the year. The resulting percentage is applied to the annual target bonus for the participant to determine the year to date bonus available. Second, a metric multiplier is determined for the Company and each region, area or market. The metric multiplier is the result of applying the percent attained for the relevant financial or business performance metric against a performance scale, which can be found in Attachment V and then applying the metric weighting which can be found in Attachment II. Third, the metric multiplier is applied to the year to date bonus available to determine the year to date bonus earned by the participant.
The amount of bonus payable for the first three quarters of the year is capped at 100% of the available year to date performance metric bonus, less any metric bonus paid in previous quarters. For the fourth quarter, the performance metric bonus will be calculated in accordance with scales found in Attachment V to the Plan, and may be up to 200% of the available year to date bonus, based on the final end of year metric attainment, less any metric bonus paid in previous quarters.
Notwithstanding the other provisions of this Plan, an employee who receives a bonus under the Executive Incentive Bonus Plan will not be eligible to receive a bonus under this Plan with respect to the performance metric results of the Company, and if applicable, region, area and market.
Individual Performance Rating:
25% of each participant’s target bonus is based on their individual performance rating. This bonus is measured and calculated on a stand alone, quarterly basis. The amount of the target bonus for each “quarter” is based on the specific number of days that the employee was an eligible participant for the quarter as a percentage of the actual number of days in the quarter.
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
Each participant will be assigned a performance rating by their supervisor based on the participant’s achievement of his/her individual objectives during each quarter. Individual objectives should be established early in the Plan year by the participant and his/her supervisor, and each participant’s achievement against such objectives should be measured each quarter by two levels of supervision.
The bonus will be measured and calculated each quarter in accordance with the Attachments III and IV to the plan, with the resultant payment due with the final fourth quarter bonus payment.
4.2 Payment of Bonuses
The employee’s bonus, as calculated under Subsection 4.1, shall be earned by and paid to the employee only if he/she is an Active Employee on the payroll or an employee classified as on a Leave of Absence on the date the bonus payment is made. If an employee dies or becomes disabled during the Plan year, he/she or his/her estate, personal representative or beneficiary shall be paid a pro-rated portion of the bonus earned for the applicable period representing the days of active employment during such period.
The Company will withhold, or require the withholding from any payment, any federal, state, or local taxes required by law to be withheld with respect to such payment.
An employee’s bonus is not considered eligible compensation for purposes of employee contributions or employer matching contributions to the employees’ 401(k) Plan.
4.3 Estimate of Performance Metrics/Correction of Errors
To ensure timely payment of bonus awards, the Company’s Chief Executive Officer may estimate Performance Metric Results, and may base the portion of the bonus awards based on Performance Metric Results and paid to participants on such estimated results.
The Company reserves the right to recalculate and correct any bonus awards that were calculated and paid based on any clerical or administrative error. This includes, but is not limited to, changes to Performance Metrics Results, dates in position, dates on Performance Improvement Plans or Leaves Of Absence’s, changes in Target Bonus or salaries, etc. Any bonus award that was overpaid in error must be repaid by the employee within 30 days of notification of the error.
4.4 Special Circumstances
In the event that an employee is part of a reduction in force during the year, the bonus payment for that portion of the year that falls between the employee’s final day of employment and the end of the previous quarter will be calculated and paid at 100% of the employee’s Target Bonus, pro-rated for the period of time the employee was an Active Employee during the applicable period.
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
With respect to each quarter in 2007, if an employee has not completed any Company required training by the last day of such quarter, or is delinquent in other responsibilities on the last day of such quarter (for example, if the employee is delinquent in preparing individual goals and objectives or in preparing performance evaluations for employees in his or her group) then, at the discretion of the Company:
(i) the employee shall not receive a separate bonus payment for such quarter, and
(ii) instead, once the employee has completed the required training or has performed such other responsibilities, and the Human Resources department has been notified of such successful completion or performance in writing by the employee’s supervisor or higher level manager, the employee’s bonus payment on the next regularly scheduled payroll date (or on such date as soon thereafter as reasonably practical) will be calculated based on cumulative performance on the applicable metrics through the most recently ended quarter of 2007 less bonuses already paid under this Plan to such employee.
Notwithstanding the provisions of the preceding sentence, if an employee does not complete any Company required training or perform any other required responsibilities within one quarter following the quarter in which such training or other responsibilities were first due, the Company, in its discretion, may permanently withhold the bonus payment otherwise payable with respect to the quarter in which such training or other responsibilities were first due.
SECTION 5 — GENERAL PROVISIONS
5.1 Administration
The Chief Executive Officer, Sr. Vice President Human Resources, and the Director, Compensation and Benefits responsible for compensation systems (the “Committee”), shall administer this Plan for the Company. The Committee shall have the authority to delegate responsibility for performance of administrative functions necessary for administration of the plan.
The interpretation of any provisions of the Plan by the Chief Executive Officer shall be final unless otherwise determined by the Board of Directors and/or the Compensation Committee of the Company. The Chief Executive Officer is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary for its administration. The Plan is intended to be reviewed and approved by the Chief Executive Officer not less often than semi-annually and may be amended or terminated at any time in the Chief Executive Officer’s sole discretion.
The Chief Executive Officer shall have the authority to establish performance criteria and calculate bonus award amounts.
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
Bonuses for all participants must be reviewed and approved by the Chief Executive Officer. Because bonuses calculated under the Plan can reward or penalize a participant for developments unrelated to his/her own efforts, the Chief Executive Officer reserves the right to make adjustments to bonuses calculated under the terms of the Plan when, in the Chief Executive Officer’s opinion, it would be inequitable or inappropriate to pay the bonus otherwise calculated under this Plan. It also remains the Chief Executive Officer’s prerogative, in the Chief Executive Officer’s sole discretion, to refrain from paying bonuses to participants who may attain the payment criteria specified in this Plan but have otherwise failed to perform satisfactorily or have failed to perform in a correct and efficient manner in accordance with the known or published policies and procedures of the Company. In addition, the Chief Executive Officer may adjust bonuses otherwise payable under the Plan to the extent he or she determines that the financial results, position or interests of the Company make it prudent, in the Chief Executive Officer’s sole discretion, to make such adjustments.
If the Company has not finalized the calculation of Performance Metric Results at the time any bonus payment under this Plan is to be paid in accordance with Company payroll practices, the Company may estimate any applicable metric result, and calculate and pay bonus awards based on such estimated metric(s). The Company may, but shall not be required to, adjust the bonus payments once the calculation of the metric results are finalized. Similarly, if the Company revises the calculation of any metric result after paying bonus awards based on such metric result, the Company may, but shall not be required to, adjust the bonus payments
5.2 Employment Rights
The establishment of this Plan shall not confer legal rights upon any employee for the continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and/or treat him/her without regard to the effect that such treatment might have upon him/her under this Plan. All employees covered by this Plan remain “at will” employees unless otherwise expressly agreed in writing in a separate contract.
5.3 Applicable Laws
The Plan shall be governed by and construed according to the laws of the State of California.
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
ATTACHMENTS TO THE PLAN
Attachment I — Allocation of Bonus $’s to Business Unit Level by Participant

Employee	Functional Area or	Tied to	Tied to	Tied to	Tied to	Tied to	Total
Group	Position	Total Company	Region	Area	Market	Indiv Results	Bonus

Corporate Employees		75%				25%	100%

Regional Employees
	Field IT	75.0%				25%	100%
	Tech Ops	75.0%				25%	100%
	Field HR	37.5%	37.5%			25%	100%
	Field Finance	37.5%	37.5%			25%	100%
	Reg’l G&A	37.5%	37.5%			25%	100%
	Reg’l Marketing Mgrs	37.5%	37.5%			25%	100%
	Reg’l COM’s	37.5%	37.5%			25%	100%
	Reg’l Sales VP’s	37.5%	37.5%			25%	100%

Area Employees
	AGM	37.5%		37.5%		25%	100%
	Area COM’s	37.5%		37.5%		25%	100%
	Admin Assist to AGM	37.5%		37.5%		25%	100%
	Marketing Mgrs	37.5%		37.5%		25%	100%
	Receptionist	37.5%		37.5%		25%	100%

Market Employees
	District Directors	25.0%			50.0%	25%	100%
	District Managers	25.0%			50.0%	25%	100%
	Market COM’s	37.5%			37.5%	25%	100%
	Marketing Mgrs	37.5%			37.5%	25%	100%
	Tech Ops	75.0%				25%	100%
	Admin Assistants	37.5%			37.5%	25%	100%
	Customer Svc Assist	37.5%			37.5%	25%	100%
	Analyst Project	37.5%			37.5%	25%	100%

Launch Team Employees
	All Launch Team EE’s	75.0%				25%	100%

* Market refers to the specific Market where an employee works.
** Participants / positions listed are for example purposes only and are not intended to include all positions
*** Certain geographic situations may make the above allocations impractical, in which case the allocations may be tied at least one level “higher” than the level noted above
Version 2007.1

2007 Cricket Non-Sales Bonus Plan
Attachment II — Performance Metric Ratings—Weighting of Performance Metrics

Metric	Measurement	Weighting	Definition

OIBDA	YTD v. Plan	50%
Operating income before depreciation and amortization, adjusted to exclude the effects of: gain/loss on disposal of wireless licenses and operating assets; impairment of indefinite-lived intangible assets and/or long-lived assets; items (i.e., expenses net of any associated revenues) arising at the market level in connection with the launch of Auction 66 markets (i.e., excluding corporate and regional level expenses); items (i.e., expenses net of any associated revenues) arising at the market level in connection with the market launch of broadband services (including items arising in connection with the market launch of broadband services in test markets); share-based compensation expense.

Net Adds	YTD v. Plan	50%	Net growth in the customer base equals gross additions minus First Bill Non Pays (FBNP) minus net deactivations

Total		100%

Attachment III —Payout Scale for Individual Performance Component for Individual Escalator Eligible Employees at Various Levels of Attainment (to be pro-rated to reflect that amount of the bonus award in the period represented by individual performance achievement).

Quarter End Rating	% Payout

Top Performer	200%

Outstanding Performer	150%

Successful Performer	100%

Developing Performer	75%

Needs Improvement	0

Version 2007.1

2007 Cricket Non-Sales Bonus Plan
Attachment IV — Payout Scale for Individual Performance Component for Employees who are not Individual Escalator Eligible Employees at Various Levels of Attainment (to be pro-rated to reflect that amount of the bonus award in the period represented by individual performance achievement).

Quarter End Rating	% Payout

Top Performer	100%

Outstanding Performer	100%

Successful Performer	100%

Developing Performer	75%

Needs Improvement	0

Attachment V — Payout Scale for Performance Metrics at Various Levels of Attainment

OIBDA (50%)
Total Company		Region		Area		Market
YTD	%	YTD	%	YTD	%	YTD	%
Achievement	Payout	Achievement	Payout	Achievement	Payout	Achievement	Payout
Level % *	**	Level % *	**	Level % *	**	Level % *	**

<89.2%	0%	<89.2%	0%	<85.0%	0%	<85.0%	0%

89.2%	50%	89.2%	50%	85.0%	50%	85.0%	50%

100.0%	100%	100.0%	100%	100.0%	100%	100.0%	100%

110.8%	200%	110.8%	200%	115.0%	200%	115.0%	200%

Net Adds (50%)
Total Company		Region		Area		Market
YTD	%	YTD	%	YTD	%	YTD	%
Achievement	Payout	Achievement	Payout	Achievement	Payout	Achievement	Payout
Level % *	**	Level % *	**	Level % *	**	Level % *	**

<80.0%	0%	<80.0%	0%	<70.0%	0%	<70.0%	0%

80.0%	50%	80.0%	50%	70.0%	50%	70.0%	50%

100.0%	100%	100.0%	100%	100.0%	100%	100.0%	100%

102.8%	200%	102.8%	200%	107.8%	200%	107.8%	200%

* Please note that the portion of any bonus payments related to Performance Metric Results for Q1, Q2 or Q3 according to the payout scales above are capped at 100% of the target payout (pro-rated) for that portion of the bonus (i.e. up to 75% of the total Target Bonus). The amounts noted for payout above 100% are available only at the end of the fourth quarter, up to the maximum of 200% (pro-rated).
** The above payout levels contain only specific points of achievement and % payouts. Amounts achieved between the specific points noted and the corresponding bonus award multipliers will be determined by a calculation based on the known points and payout factors.
Version 2007.1